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         THIS RESTRUCTURING AGREEMENT, dated as of January 30, 1998 (this
"Restructuring Agreement"), is entered into by and among WAHLCO ENVIRONMENTAL SYSTEMS, INC., a Delaware corporation (the "Company"), and WES ACQUISITION CORP., a Delaware corporation ("WESAC"); WEXFORD MANAGEMENT LLC, a Connecticut limited liability company ("Wexford Management"); WEXFORD CAPITAL PARTNERS II, L.P., a Delaware limited partnership ("Capital Partners"); WEXFORD OVERSEAS PARTNERS I, L.P., a Delaware limited partnership ("Overseas Partners"); WEXFORD SPECIAL SITUATIONS 1996, L.P., a Delaware limited partnership ("Wexford Special Situations"); WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, L.P., a Delaware limited partnership ("Wexford Special Institutional"); WEXFORD SPECIAL SITUATIONS 1996 LIMITED, a Cayman Islands exempted company partnership ("Wexford Special Limited", and WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P., a Delaware limited partnership ("Wexford Euris"); C. Stephen Beal, an individual, Henry N. Huta, an individual, Maarten Hemsley, an individual, Deborah Louise Hemsley-Schultz, an individual, and Rebecca Hemsley, an individual (each, an "Individual Party," and collectively, the "Individual Parties").

                                    RECITALS

         A. The Company has experienced losses for each of the past six years and as of September 30, 1997, the consolidated stockholders' equity of the Company was approximately negative $5.2 million.

         B. The Wexford Funds have been the principal sources of working capital and loans to the Company since May 1995.

         C. In order to improve the financial condition of the Company, the Company has devised the Restructuring Plan, which contemplates the Rights Offering, the Silicon Valley Bank Repayment, the WESAC Debt Conversion, the New 1998 Credit Agreement, the Reverse Stock Split, the Funding Debt Conversion and the WESAC Liquidation.

         D. The parties acknowledge that the consummation of each constituent transaction in the Restructuring Plan is contingent upon the consummation of each other constituent transaction.

         E. Approval of certain of the constituent transactions in the Restructuring Plan requires the approval of the stockholders of the Company, and the Reverse Stock Split requires the approval of the New York Stock Exchange.

         F. The Restructuring Plan has been approved by the board of directors of the Company as being in the best interests of the Company and its stockholders, and the board of directors has recommended approval by the stockholders of the Company of each constituent transaction that requires stockholder approval.

         G. On the terms and subject to the conditions contained herein, the parties desire to implement the Restructuring Plan.


1.       Definitions.

1.1. "Agent" mean Wexford Management, in its capacity as agent for the lenders pursuant to the 1998 Credit Agreement.

1.2. "Average Closing Price" means the average of the closing price for the Company's Common Stock on the New York Stock Exchange for the 20 trading days prior to the effective date of the Reverse Stock Split.

1.3. "Basic Subscription Privilege" has the meaning assigned to such term in Section 2.1(c) hereof.

1.4. "Capital Partners" has the meaning assigned to such term in the recitals to this Restructuring Agreement.

1.5. "Capital Stock" shall mean any class or series of capital stock of the Company.

1.6. "Closing Date" is that date on which all of the transactions contemplated by this Restructuring Agreement, other than the Rights Offering, the Reverse Stock Split and the WESAC Liquidation are simultaneously consummated, at a closing to be held on April 15, 1998 at 10:00 a.m. at a location to be designated by Wexford or at such other time as the parties hereto shall agree.

1.7. "Company" means Wahlco Environmental Systems, Inc., a Delaware corporation.

1.8. "Conversion Debt" means the aggregate sum of approximately $11,606,000 million, which the Company will owe to WESAC as of March 31, 1998, together with interest accruing thereon after such date at the rate of approximately $125,000 per month through the Closing Date.

1.9. "Cross-Receipt" means a cross-receipt in form and substance satisfactory to the Agents, by which the Company certifies to the Agent that the Restructuring Conditions have been duly met.

1.10. "Governmental Authority" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any arbitrator with authority to bind a party at law).

1.11.    [Intentionally omitted.]

1.12. "Liquidation Plan" means the Plan of Liquidation adopted by the board of directors and approved by the stockholders and creditors of WESAC, in substantially the form of Exhibit A attached hereto.

1.13. "1998 Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of January 30, 1998, in the form attached hereto as Exhibit B among the Company, the parties named as Lenders therein, and Wexford Management, as Agent.


1.14. "1998 Loan Documents" means each document or agreement required to be executed and delivered in connection with the execution and delivery of the 1998 Credit Agreement.

1.15. "Overseas Partners" has the meaning assigned to such term in the recitals to this Restructuring Agreement.

1.16. "Oversubscription Privilege" has the meaning assigned to such term in
Section 2.3 hereof.

1.17. "Permitted Investments" means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of, or interest on, which are fully guaranteed by the United States of America; (b) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any of the following: Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States; (c) repurchase agreements with financial institutions or savings and loan associations having a combined capital surplus of at least $500,000,000 fully secured by collateral security described in clauses (a) or (b) of this definition and continuously having a market value of at least equal to the amount so invested; (d) interest-bearing demand or time deposits (including certificates of deposit) which are either (i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks and savings and loan associations, having general obligations rated at least "AA" or equivalent by S&P or Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested; (e) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than 90 days from the date of creation thereof; and (f) any corporate evidence of indebtedness rated at least "A-" or equivalent by S&P or Moody's, maturing not more than 90 days from the date of creation thereof.

1.18. "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

1.19. "Post-Split Common Stock" means the Common Stock of the Company after giving effect to the Reverse Stock Split.

1.20. "Pre-Split Common Stock" means the Common Stock of the Company before giving effect to the Reverse Stock Split.

1.21. "Proposal 2" means that proposal to the Stockholders of the Company set forth in the Prospectus/Proxy Statement whereby the Stockholders approve two amendments to the Company's Certificate of Incorporation, which approval is a condition precedent to the Rights Offering and the Reverse Stock Split.

1.22. "Proposal 3" means that proposal to the Stockholders of the Company set forth in the Prospectus/Proxy Statement whereby the Stockholders authorize the Company to issue and sell additional shares of Post-Split Common Stock in order to effect the Rights Offering and the Funding Debt Conversion.

1.23. "Prospectus/Proxy Statement" means the combined Registration Statement on Form S-1 and Proxy Statement filed pursuant to Rule 14a-6, of the Company as filed with the Securities and Exchange Commission ("SEC") on December 19, 1997 and amended on February 4, 1998.

1.24. "Restructuring Plan" means the plan of financial restructuring devised by the Company in order to improve its financial condition, and which contemplates the Rights Offering, the Silicon Valley Bank Repayment, the WESAC Debt Conversion, the 1998 Credit Agreement, the Reverse Stock Split, and the WESAC Liquidation.

1.25. "Reverse Stock Split" means the 1-for-10 reverse stock split which the Company intends to effect with respect to its Common Stock after completion of the Rights Offering.

1.26. "Rights" has the meaning assigned to such term in Section 2.1(a) hereof.

1.27. "Rights Certificates" has the meaning assigned to such term in
Section 2.1(a) hereof.

1.28. "Rights Holders" means has the meaning assigned to such term in
Section 2.1 hereof.

1.29. "Rights Offering" means the offer to existing stockholders of the Company (other than WESAC) of rights to purchase an aggregate of 27,112,000 shares of the Pre-Split Common Stock at an exercise price of $.10 per share.

1.30.    "Rights Record Date" means March 3, 1998.

1.31. "SEC Documents" means the Prospectus/Proxy Statement in final form and all exhibits filed together therewith.

1.32. "Silicon Valley Bank Repayment" means the repayment by the Company from the proceeds of the Rights Offering of all cash borrowings for loans under the SVB Facility and the deposit of cash collateral for all outstanding letters of credit issued by SVB pursuant to the SVB Facility.

1.33. "Special Meeting" means the special meeting of stockholders of the Company to be held on March 2, 1998, or such later date to which such special meeting may be adjourned.


1.34. "Stand-By Commitment" has the meaning assigned to such term in
Section 2.1(d) hereof.

1.35. "Stand-By Commitment Fee" means a fee of $100,000, payable in 549,752 shares of Pre-Split Common Stock. -----------------------

1.36. "Stand-By Purchasers" means Capital Partners and Overseas Partners, in their capacity as purchasers of unsubscribed shares of Pre-Split Common Stock in the Rights Offering.

1.37. "Subscription Agent" means ChaseMellon Shareholder Services LLC as the Company's transfer agent and as subscription agent for the Rights Offering.

1.38.    "Subscription Price" means $.10 per share of Pre-Split Common Stock.

1.39.    "SVB" means Silicon Valley Bank.

1.40. "SVB Facility" means the Amendment and Forbearance Agreement, dated as of May 9, 1996, between SVB and the Company, as amended to date, and the "Loan Agreements" (as defined therein) as modified thereby.

1.41. "Tranche A Line" means the commitment by the Lenders under the 1998 Credit Agreement to lend the Company an aggregate principal amount of up to $3,000,000 from time to time prior to the Closing Date under this Restructuring Agreement. To the extent not prepaid from proceeds of the Rights Offering, the unpaid principal balance of the Tranche A Line shall have a scheduled maturity date of December 31, 2000, shall bear interest and shall be governed by the terms and conditions of the 1998 Credit Agreement.

1.42. "Tranche B Line" means the commitment by the Lenders under the 1998 Credit Agreement to lend the Company an aggregate principal amount of up to $2,500,000 from time to time after the Closing Date under this Restructuring Agreement to fund the Company's working capital needs.

1.43. "Transaction Documents" means all of the agreements among the several parties hereto, which are intended to effect and consummate the transactions contemplated by this Restructuring Agreement.

1.44. "Unsubscribed Shares" means any shares of Pre-Split Common Stock offered in the Rights Offering and not purchased through exercise of the Basic Subscription Privilege or the Oversubscription Privilege.

1.45.    "WESAC" means WES Acquisition Corp., a Delaware corporation.

1.46. "WESAC Debt Liquidation" has the meaning assigned to such term in
Section 2.2 hereof.

1.47. "WESAC Lenders" means each of Capital Partners, Overseas Partners, the Wexford 1996 Funds, C. Stephen Beal, Henry Huta and Maarten Hemsley, in each case in such party's capacity as a lender to WESAC.

1.48. "WESAC Liquidation" means the liquidation of WESAC pursuant to the

Liquidation Plan, which will become effective on the Closing Date by the execution, delivery and filing with the Secretary of State of Delaware of a Certificate of Liquidation substantially in the form attached to the Liquidation Plan as Annex 1.

1.49. "Wexford Funds" means the Wexford 1995 Funds and the Wexford 1996 Funds, collectively.

1.50. "Wexford Fee" shall have the meaning assigned to such term in Section 5.5(g) hereof.

1.51. "Wexford 1995 Funds" means Capital Partners and Overseas Partners, collectively.

1.52. "Wexford 1996 Funds" means Wexford Special Situations, Wexford Special Institutional, Wexford Special Limited and Wexford Euris, collectively.

1.53. "Wexford Parties" means WESAC, the Wexford 1995 Funds, the Wexford 1996 Funds and Wexford Management, collectively.

2.       THE RESTRUCTURING PLAN

2.1. Rights Offering. Set forth below are the principal terms and conditions of the Rights Offering. In addition to the terms and conditions set forth below, the Rights Offering will be conducted on the terms and conditions contained in the Prospectus/Proxy Statement under the heading "THE RIGHTS OFFERING," which additional terms and conditions are hereby incorporated by reference as if set forth herein in full; provided, however, that in the event of any inconsistency between the terms of this Agreement and the provisions of the Prospectus/Proxy Statement, the terms of this Agreement shall control.

(a) Distribution of Rights. After upon approval of Proposal 2 and Proposal 3 at the Special Meeting, the Company shall distribute to the stockholders of record (other than WESAC) on the Rights Record Date (such recipients or their transferees being hereinafter referred to as the "Rights Holders"), eight (8) rights, each exercisable to purchase, on the terms and conditions hereinafter set forth, one share of Pre-Split Common Stock (the "Rights") at a price of $.10 per share (the "Subscription Price") for each share of Pre-Split Common Stock held by such Rights Holder on the Rights Record Date. The Rights shall be (i) evidenced by transferable rights certificates (the "Rights Certificates"), and (ii) distributed at no cost to the Rights Holders.

(b) Expiration of Rights. The Rights will expire on the Expiration Date; provided, however, that the Rights Offering may be extended for up to 30 additional days by the board of directors of the Company in its sole and absolute discretion.

(c) Subscription Privileges. Each Rights Holder is entitled to subscribe for all or any portion of the shares of Pre-Split Common Stock that may be purchased upon exercise of the Rights (the "Basic Subscription Privilege"). Each Right also entitles the Rights Holder to oversubscribe for any shares not sold to Rights Holders exercising the Basic Subscription Privilege, not to exceed one additional share of Pre-Split Common Stock for each share of Pre-Split Common Stock purchased under the Basic Subscription Privilege (the "Oversubscription Privilege"). Only Rights Holders who exercise Rights under the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege. If the shares of Pre-Split Common Stock not subscribed for by Rights Holders through exercise of the Basic Subscription Privilege are not sufficient to satisfy all oversubscriptions, available shares will be allocated pro rata (subject to the elimination of fractional shares) among oversubscribing Rights Holders in proportion to the number of shares of Pre-Split Common Stock each oversubscribing Rights Holder has subscribed for under the Basic Subscription Privilege.

(d) Stand-By Commitment. On the terms and conditions of this Restructuring Agreement and this Section 2.1(d), the Stand-By Purchasers agree, severally and not jointly, to purchase all of the Unsubscribed Shares on the Closing Date, at the Exercise Price (the "Stand-By Commitment"). Pursuant to the Stand-By Commitment, Capital Partners shall purchase 70% of the Unsubscribed Shares and Overseas Partners shall purchase 30% of the Unsubscribed Shares. At least five days prior to the Closing Date, the Company shall notify each Stand-By Purchaser of the number of shares to be purchased by it hereunder and shall identify the bank account into which the purchase price shall be paid. On the Closing Date, against payment of the applicable purchase price by wire transfer of immediately available funds to the bank account designated by the Company, the Company shall deliver to each Stand-By Purchaser one or more stock certificates representing the number of shares of Pre-Split Common Stock purchased by such Stand-By Purchaser hereunder. As compensation for providing the Stand-By Commitment, on the Closing Date, the Company shall pay the Stand-By Purchasers the Stand-By Commitment Fee.

2.2. WESAC Debt Conversion. On the Closing Date, WESAC agrees to convert the Conversion Debt into approximately 11,606,000 shares of Post-Split Common Stock (the "WESAC Debt Conversion"). On the Closing Date, WESAC will deliver to the Company the notes and instruments evidencing the Conversion Debt identified in the definition of such term in this Restructuring Agreement, and upon issuance of the shares of Post-Split Common Stock to be delivered to WESAC hereunder, each such note or instrument evidencing the Conversion Debt shall be marked "canceled;" provided, however, that in the event any note or instrument evidencing any obligation constituting Conversion Debt shall be lost or unable to be located, WESAC shall execute and deliver an affidavit of loss and agree to indemnify the Company against such loss, in which event the Company shall issue such shares of Post-Split Common Stock to WESAC as if it had delivered the lost or unlocated note or instrument.

2.3. Reverse Stock Split. Pursuant to the Restructuring Plan, the Company intends, on the Closing Date, following the completion of the Rights Offering, but prior to the WESAC Debt Conversion and the WESAC Liquidation, to effect a one-for-ten reverse stock split, subject to (a) stockholder approval, and (b) the prior approval of the New York Stock Exchange, which approvals the Company agrees to seek promptly following the execution and delivery of this Restructuring Agreement. The Company will not issue any fractional shares of Post-Split Common Stock after the consummation of the

Reverse Stock Split, but will, in lieu thereof, pay to each stockholder otherwise entitled to receive a fractional share of Post-Split Common Stock, cash on a fractional per share basis equal to such fraction multiplied by the greater of the Subscription Price or the Average Closing Price.

2.4. 1998 Credit Agreement. Concurrently with the execution and delivery of this Restructuring Agreement, the Company, and Capital Partners, Overseas Partners, and each of the Wexford 1996 Funds, as lenders, and Wexford Management, as agent, shall enter into the 1998 Credit Agreement and shall execute and deliver each of the 1998 Loan Documents required to be executed and delivered pursuant to the 1998 Credit Agreement.

2.5.     WESAC Liquidation.

(a) On the Closing Date, but after the consummation of the Rights Offering, the Reverse Stock Split and the WESAC Debt Conversion, WESAC Liquidation shall be effected pursuant to the Liquidation Plan.

(b) By his or its execution and delivery of this Agreement, each stockholder and each WESAC Lender hereby ratifies, confirms, adopts and approves the terms and conditions of the Liquidation Plan. Pursuant to such Liquidation Plan, WESAC will cease the active conduct of its business and wind up its affairs and, within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended, will liquidate and distribute all of its assets, if any, in complete liquidation, less any assets retained to meet claims. The Liquidation Plan shall be consummated promptly, but in any event, within one calendar month following the Closing Date.

(c) Subject to Section 2.5(d) hereof, each party who, pursuant to the Liquidation Plan, will receive shares of the Common Stock, agrees that he or it will not sell more than 25,000 shares of Post-Split Common Stock received by such party pursuant to the Liquidation Plan in any thirty-day period through regular-way brokers' sales. The execution and delivery of this Agreement shall constitute the irrevocable consent of each WESAC Lender to the limitations set forth in this Section 2.5(c).

(d) The shares of Common Stock of the Company distributed pursuant to the Liquidation Plan shall not have been registered pursuant to the Securities Act of 1933, as amended (the "Act"). Each stock certificate representing shares of Common Stock of the Company distributed pursuant to the Liquidation Plan shall bear a legend restricting its transferability under the Act. The Company agrees for the benefit of each WESAC Lender who consents to the limitations set forth in Section 2.5(c) hereof to use its reasonable best efforts to register the resale of such shares of Common Stock on Form S-3 within ninety (90) days following the Closing Date, and to maintain the effectiveness of such registration statement for at least 90 days thereafter. Any WESAC Lender who fails to consent to the limitations set forth in Section 2.5(c) hereof shall not be entitled to have any shares of Common Stock owned by him or it registered for resale hereunder.

2.6. Use of Proceeds. On the Closing Date, the Company shall use the net proceeds of the Rights Offering as follows: (a) to pay the costs and expenses of the Restructuring Plan, (b) to make the payments necessary to effect the Silicon Valley Bank Repayment, (c) to the extent funds are available therefor, to repay borrowings under the Chase Facility (as defined in the 1998 Credit Agreement) or outstanding Tranche A Loans, and
(d) for working capital purposes. Pending the Closing Date, the Company shall invest the proceeds of the Rights Offering in Permitted Investments.

3.       REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties and of the Company. The Company represents and warrants to each other party hereto:

(a) Corporate Existence and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each subsidiary has all requisite corporate authority to own its property and to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary or is subject to no material liability or disability by reason of the failure to be so qualified.

(b)      Capitalization.

(i) As of the date hereof, the total authorized capitalization of the Company consists of 10,000,000 shares of preferred stock, none of which are issued or outstanding, and 50,000,000 shares of common stock, of which 17,649,000 shares are issued and outstanding. All of the outstanding shares of common stock have been duly and validly issued and are fully paid and non-assessable.

(ii) Except as required to be disclosed in the SEC Documents, there are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire any of the Capital Stock of the Company or any subsidiary thereof or any security that is convertible into or exchangeable for such Capital Stock. Except as disclosed in the SEC Documents, there are no preemptive or similar rights to subscribe for or to purchase any Capital Stock of the Company, and, except as disclosed in the SEC Documents, the Company has not entered into any presently outstanding agreement to register its Capital Stock or debt securities under the Securities Act of 1933, as amended (the "Securities Act").

(iii) The shares of Capital Stock to be issued pursuant to the Restructuring Plan have been duly authorized and, when issued in accordance with this Agreement and the Prospectus/Proxy Statement, will be validly issued, fully paid and nonassessable, free and clear of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company, except as set forth in this Restructuring Agreement or by operation of law. Except as set forth in the SEC Documents, the holders of outstanding Capital Stock of the Company are not and shall not be entitled to preemptive or other rights afforded by the Company to subscribe for or to purchase the Capital Stock or other securities of the Company as a result of the transactions to be consummated pursuant to the Restructuring Plan.

(c) Authorization and Validity. The Company has the power and authority and legal right to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Company of the Transaction Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on behalf of the Company and no further consent or authorization of its board of directors or stockholders is required (other than such stockholder approval of Proposals 1-3 to the extent set forth in the Prospectus/Proxy Statement). The Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(d) No Violation. Neither the execution and delivery by the Company of the Transaction Documents to which it is a party nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate the Company's or any subsidiary's certificate of incorporation or by-laws, (ii) violate any judgment, decree, order, statute, law, regulation or rule of any court or governmental authority to which the Company or any of its subsidiaries or any of their respective properties may be subject or, (iii) (A) cause the acceleration of the maturity of any debt or obligation of the Company or any of its subsidiaries or (B) violate, or be in conflict with, or constitute a default under, or permit the termination of, or result in the creation of, any lien upon any property of the Company or any of its subsidiaries under any agreement or instrument to which such Person is a party or by which such Person (or its properties) may be bound. Neither the Company nor any of its subsidiaries is (1) in violation of any term of its respective certificates of incorporation or by-laws, or (2) in default of or non-compliance with any material instrument, contract or agreement to which it is a party or of any judgment, decree, order, statute, rule or governmental regulation which is applicable to it or its business or properties.

(e) No Consents. Neither the execution and delivery of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby, requires the consent, approval or authorization of, or filing, registration or qualification with, any Person or any governmental authority on the part of the Company or its subsidiaries, except for (i) the approval of the Reverse Stock Split by the New York Stock Exchange, and (ii) the approval of Proposals 1-3 by the stockholders of the Company to the extent set forth in the Prospectus/Proxy Statement.

(f) Litigation. There are no pending or, to the best of the Company's knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which the Company or any subsidiary is a party or is subject, or by which any of them or any of their properties are bound seeking to challenge or restrain the consummation of the Restructuring Plan, nor, to the best knowledge of the Company, is there any basis for any such action or proceeding.


3.2. Representations and Warranties and of the Wexford Parties. The Wexford Parties represent and warrant to each other party hereto:

(a) Existence and Standing. Each Wexford Party is duly formed, validly existing and in good standing under the laws of its organization. Each Wexford Party has all requisite authority to own its property and to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary or is subject to no material liability or disability by reason of the failure to be so qualified.

(b) Authorization and Validity. Each Wexford Party has the power and authority and legal right to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by each Wexford Party of the Transaction Documents and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or manager action on behalf of such Wexford Party and no further consent or authorization of its board of directors, general or limited partners or members is required. The Transaction Documents to which each Wexford Party is a party have been duly and validly executed and delivered by each Wexford Party and constitute the legal, valid and binding obligations of such Wexford Party, enforceable against such Wexford Party in accordance with their respective terms.

(c) No Violation. Neither the execution and delivery by any Wexford Party of the Transaction Documents to which it is a party nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof will (i) violate the Governing Documents of any Wexford Party, (ii) violate any judgment, decree, order, statute, law, regulation or rule of any court or governmental authority to which any Wexford Party or any of their respective properties may be subject, or
(iii) violate, or be in conflict with, or constitute a default under, or permit the termination of, or result in the creation of, any lien upon any property of any of the Wexford Parties under any agreement or instrument to which such Wexford Party is a party or by which such Wexford Party (or its properties) may be bound. None of the Wexford Parties is (1) in violation of any term of its Governing Documents, or (2) in default of or non-compliance with any material instrument, contract or agreement to which it is a party or of any judgment, decree, order, statute, rule or governmental regulation which is applicable to it or its business or properties.

(d) No Consents. Neither the execution and delivery of the Transaction Documents to which any Wexford Party is a party nor the consummation of the transactions contemplated thereby requires the consent, approval or authorization of, or filing, registration or qualification with, any Person or any Governmental Authority on the part of any of the Wexford Parties.

(e) Litigation. There are no pending or, to the best of knowledge of any Wexford Party, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Wexford Party is a party or is subject, or by which any of them or any of their properties are bound seeking to challenge the validity of or restrain the consummation of the transactions contemplated by, the

Restructuring Plan, nor to the knowledge of such Wexford Party, is there any basis for any such action or proceeding.

3.3. Representations and Warranties of the Individual Parties. Each Individual Party, severally and not jointly, represents and warrants to each other party hereto as to only himself or herself:

(a) Authorization and Validity. Each Individual Party has the power and authority and legal right to execute and deliver the Transaction Documents to which such Individual Party is a party and to perform his or her obligations hereunder and thereunder. The Transaction Documents to which such Individual Party is a party have been duly and validly executed and delivered by such Individual Party and constitute legal, valid and binding obligations of such Individual Party, enforceable against such Individual Party in accordance with their respective terms.

(b) No Violation. Neither the execution and delivery by each Individual Party of the Transaction Documents to which such Individual Party is a party nor the consummation of the transactions therein contemplated, nor compliance with the provisions hereof or thereof will (i) violate any judgment, decree, order, statute, law, regulation or rule of any court or governmental authority to which such Individual Party or any of their respective properties may be subject, or (ii) violate, or be in conflict with, or constitute a default under, or permit the termination of, or result in the creation of, any lien upon any property of such Individual Party under any agreement or instrument to which such Individual Party is a party or by which such Individual Party (or its properties) may be bound.

(c) No Consents. Neither the execution and delivery of the Transaction Documents to which each Individual Party or a party, nor the consummation of the transactions contemplated thereby requires the consent, approval or authorization of, or filing, registration or qualification with, any Person or any Governmental Authority on the part of any of the Individual Parties.

(d) Litigation. There are no pending or, to the best knowledge of any Individual Party, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Individual Party is a party or is subject, or by which any of them or any of their properties are bound seeking to challenge the validity of or restrain the consummation of the transactions contemplated by the Restructuring Plan, nor, to the best knowledge of any Individual Party, is there any basis for any such action or proceeding.

4.       COVENANTS OF THE COMPANY.

4.1. The Company hereby covenants to each of the other parties hereto that between the date hereof and the Closing Date, it shall employ its reasonable best efforts to perform all of the following:

(a) SEC Documents. The Company shall cause a final draft of all of the SEC Documents, including but not limited to, the Prospectus/Proxy Statement to be prepared, properly filed with the SEC, and if declared effective, thereafter mailed to all stockholders deemed to be stockholders of records as of February 2, 1998 (the "Record Date").


(b) Special Meeting. The Company shall notify all stockholders of record of the Special Meeting, and shall hold the Special Meeting at the time and place as set forth in such notice.

(c) Approvals. The Company shall obtain all necessary approvals for each constituent transaction of the Restructuring Plan as may be necessary, including without limitation (i) the approval of a majority of stockholders for Proposals 2 and 3 as set forth in the Prospectus/Proxy Statement; and
(ii) the approval of the New York Stock Exchange for the Reverse Stock
Split.

(d) Rights Offering. Upon approval of Proposals 2 and 3 at the Special meeting, the Company shall proceed with the distribution of Rights, in accordance with the terms of the Rights Offering, pursuant to Section 2.1 hereof.

(e) Reverse Stock Split. Following completion of the Rights Offering, but prior to the WESAC Debt Conversion and the WESAC Liquidation, the Company shall effect the Reverse Stock Split pursuant to Section 2.4 hereof.

(f) Actions Before Closing Date. Between the date hereof and the Closing Date, the Company shall not take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Restructuring Agreement or any other Loan Document. The Company shall use, at its sole cost and expense, all reasonable best efforts to perform its obligations and satisfy all conditions to closing as are hereinafter set forth as soon as practicable, but in no event later than the Closing Date.

5.       CONDITIONS PRECEDENT.

         The obligations of each of the parties hereto to consummate the transactions contemplated by this Restructuring Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by all of the other parties hereto in their sole discretion.

5.1. Representations and Warranties. The representations and warranties of each party as set forth in this Restructuring Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, and each party shall have received from every other party a certificate dated the Closing Date and signed by an authorized representative of such party to that effect.

5.2. Performance of Obligations. Each party shall have performed in all material respects all obligations required under this Restructuring Agreement to be performed by such party on or before the Closing Date, and each party shall have received from every other party a certificate dated the Closing Date and signed by an authorized representative of such party to that effect.

5.3. Consents and Approvals. All consents, waivers, authorizations and approvals (including but not limited to, the consent, authorization and approval of the stockholders of record of the Company to Proposals 2 and 3 as set forth in the Prospectus/Proxy Statement and the New York Stock Exchange to the Reverse Stock Split) required or desired in connection with the execution, delivery and performance of this Restructuring Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date.

5.4. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any governmental or regulatory authority, domestic or foreign, that declares this Restructuring Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect, and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, which seeks to prevent or delay the consummation of the transactions contemplated by this Restructuring Agreement or which challenges the validity or enforceability of this Restructuring Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Company or to the Wexford Parties.

5.5. Restructuring Conditions. The following conditions (the "Restructuring Conditions") shall be conditions precedent to the obligations of the parties hereunder, and all of such Restructuring Conditions will be effected as simultaneously as practical.

(a) Tranche A and Tranche B Loans. All conditions precedent to the funding of the first Tranche A Loan shall have been satisfied, all conditions precedent to the funding of the first Tranche B Loan shall have been duly satisfied, and no Event of Default shall exist or be continuing under the 1998 Credit Agreement.

(b) SEC Documents. The final SEC Documents, in a form satisfactory to WESAC, shall (i) have been filed by the Company with the SEC under the Act and the Securities Exchange Act of 1934, as amended, and with all necessary or appropriate state securities commissions, agencies and bureaus, and (ii) such final SEC Documents shall have been declared effective by the SEC and shall have been approved or authorized by all requisite state securities commissions, agencies and bureaus.

(c) Rights Offering. The Rights Offering shall have been duly approved, authorized and conducted, and all the Rights shall have been subscribed (by non-Wexford Parties or under the Stand-by Commitment). The Rights, and the shares of Pre-Split Common Stock deliverable upon subscription under the Rights, shall have been accepted for listing, upon official notice of issuance, on the New York Stock Exchange.

(d) Reverse Stock Split. The Reverse Stock Split shall have taken place:

(i) The Company's Certificate of Incorporation shall have been duly amended, after all necessary or appropriate approvals or other actions by the Company's stockholders and its board of directors.


(ii) The New York Stock Exchange, and all other appropriate self-regulatory organizations, shall have duly approved the Reverse Stock Split as described in the SEC Documents.

(e) SVB Repayment. All loans made under the SVB Facility shall have been repaid in full using proceeds of the Rights Offering, and all letter of credit obligations under the SVB Facility shall have been collateralized with cash proceeds of the Rights Offering. SVB shall have transferred in immediately available funds, to the Agent, or to the Agent's order, all cash collateral previously posted by WESAC or any other Wexford Party under the SVB Facility. SVB shall have released WESAC and all other Wexford Parties from their guarantees, and released to the Agent all collateral security owned by the Company or its subsidiaries posted in SVB's favor securing the SVB Facility.

(f) WESAC Liquidation. The Liquidation Plan shall have been approved by the holders of a majority of the outstanding shares of common stock of WESAC.

(g) Certain Fees. The Company shall have (i) paid $100,000 to Wexford Management, in cash (the "Wexford Fee"), in consideration of its advice and cooperation in arranging the Restructuring Plan, in immediately available funds or by its good check to the order of Wexford Management, and (ii) delivered $100,000 to the order of the Stand-by Purchasers (in the form of certificates for 549,752 fully paid and non-assessable shares of Pre-Split Common Stock).

         When the Company believes that the conditions precedent to the Restructuring Plan have been duly satisfied in all particulars, a duly authorized officer of the Company shall execute and deliver to the Agent the Company's certificate portion of the cross-receipt. When the Agent is satisfied that all elements of the Agent's Certificate portion of the cross-receipt are true, the Agent's duly authorized officer shall countersign the cross-receipt and deliver a copy to the Company, all on behalf of (and binding upon) all of the Wexford Parties party hereto.

5.6. Opinion of Counsel to the Company. The Wexford Parties shall have received an opinion, dated as of the Closing Date, from Roger Barzun, Esq., counsel to the Company, substantially in form and substance satisfactory to the Wexford Parties and their counsel.

6.       Agency Provisions.

6.1. Appointment. Each undersigned Wexford Party hereby appoints Wexford Management as its lawful agent and attorney-in-fact, with full power of substitution, for all purposes under this Restructuring Agreement, the New Credit Line and all of the other Loan Documents. This appointment is coupled with an interest, and the Company as well as the Wexford Parties will rely upon the irrevocable nature of such appointment.

6.2. Acceptance of Appointment. The Agent hereby accepts such appointment, and agrees to exercise the powers granted hereunder and pursuant to the Loan Documents with the same degree of care it would use if the entire risks and rewards were for its own account.


6.3. Application of Funds. In the event any monies received from the Company directly or pursuant to any Loan Document is in an amount insufficient to pay all sums due to every Wexford Party, the Agent shall first apply the sum received to its own out-of-pocket costs reasonably reimbursable under the terms of the Loan Documents, and shall pay the balance to the Wexford Parties pro rata in accordance with the amounts then due and owing to each of them.

6.4. Agent's Liability. The Agent shall not be liable, except for its own negligence or misconduct, and except with respect to claims based upon such negligence or misconduct, that are successfully asserted against the Agent, the Company and the Wexford Parties shall severally indemnify and hold harmless the Agent, and any Person acting as the successor to the Agent, from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of or in connection with the Agent's good faith acceptance of or performance of its duties and obligations under this Restructuring Agreement and/or the Loan Documents. The Agent shall be under no duty to institute any suit, or to take any remedial procedures or to enter any appearance or in any way defend any suit in which it may be made a defendant hereunder until it shall be indemnified as provided herein. The Agent may act pursuant to the advice of counsel with respect to any matter relating to this Restructuring Agreement and/or the Loan Documents, and shall not be liable for any action taken or omitted in accordance with such advice.

6.5. Resignation of Agent. The Agent (or any successor Agent) may at any time resign as such by delivering to the Company and the Wexford Parties at least fifteen days' written notice of such resignation. Within fifteen days after the giving of such notice, the Agent shall effect a transfer of all funds still held in such Agent's possession to any successor Agent jointly designated by the Company and the Wexford Parties in writing, or in the event no such successor has been designated within such fifteen day period, to any court of competent jurisdiction, whereupon the Agent shall be discharged of and from any and all further obligations arising in connection with this Restructuring Agreement and/or the Loan Documents. The Agent's sole responsibility following the delivery of a notice of resignation and prior to the delivery of the funds still under the Agent's control to a successor Agent or to a court of competent jurisdiction shall be to safeguard such funds until delivery thereof as aforesaid or pursuant to a joint written disposition instruction by all the other parties hereto or a final order of a court of competent jurisdiction.

7.       INDEMNIFICATION

7.1. Indemnification by the Company. Notwithstanding the closing of the transactions contemplated hereunder and regardless of any investigation at any time made by or on behalf of the Wexford Parties or of any knowledge or information that the Wexford Parties may have, the Company shall indemnify and fully defend, save and hold the Wexford Parties and their respective directors, general and limited partners, officers, employees, agents and attorneys (the "Wexford Indemnitees"), harmless if any Wexford Indemnitee shall at any time or from time to time suffer any damage, liability, loss, cost, expense (including all reasonable attorneys', experts' and consultants' fees), deficiency, interest, penalty, impositions, assessments or fines (collectively, "Losses") arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any Company Event of Breach. As used herein, "Company Event of Breach" shall be and mean any one or more of the following:

(a) any untruth or inaccuracy in any representation of the Company or the breach of any warranty of the Company, including without limitation (i) any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit, annex or other document furnished pursuant to the Transaction Documents by the Company (or any of its representatives) to the Wexford Parties (or any representative of the Wexford Parties) and any misrepresentation in or omission from any document furnished to the Wexford Parties in connection with the transactions contemplated by this Restructuring Agreement;

(b) any failure of the Company duly to perform or observe any term, provision, covenant, agreement or condition contained in the Transaction Documents on the part of the Company to be performed or observed.

7.2. Indemnification by the Wexford Parties. Notwithstanding the closing of the transactions contemplated hereunder, the Wexford Parties shall indemnify and fully defend, save and hold the Company, and its respective directors, officers, partners, employees, agents and attorneys (the "Company Indemnitees"), harmless if any Company Indemnitee shall at any time or from time to time suffer any Losses arising out of or resulting from, or shall pay or become obligated to pay any sum on account of, any Wexford Event of Breach. As used herein, "Wexford Event of Breach" shall be and mean any one or more of the following: (a) any untruth or inaccuracy in any representation of the Wexford Parties or the breach of any warranty of the Wexford Parties contained in the Transaction Documents, (b) any failure of the Wexford Parties duly to perform or observe any term, provision, covenant, agreement or condition contained in the Transaction Documents on the part of the Wexford Parties to be performed or observed.

7.3. Procedures for Indemnification. If a Company Event of Breach or a Wexford Event of Breach (a "Party's Event of Breach") occurs or is alleged and either the Company or the Wexford Indemnitees (a "Party Indemnitee") asserts that the other party has become obligated to it pursuant to Section
7.1 or 7.2, or if any claim is begun, made or instituted as a result of which the other party may become obligated to a Party Indemnitee hereunder, such Party Indemnitee shall give prompt notice to the other party. The Party Indemnitee shall permit the other party (at its expense) to assume the defense of any claim; provided, however, that (a) the counsel for the other party who shall conduct the defense shall be reasonably satisfactory to the Party Indemnitee, (b) the Party Indemnitee may participate in such defense at its expense, and (c) the omission by the Party Indemnitee to give notice as provided herein shall not relieve the other party of its indemnification obligation except to the extent that such omission results in a failure of actual notice to the other party and the other party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Party Indemnitee, the other party shall not, in the defense of any such claim, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Party Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Party Indemnitee of a release from all liability with respect to such claim or litigation. In the event that the Party Indemnitee shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the other party might be expected to affect adversely the ability of the Party Indemnitee to conduct its business, or that the Party Indemnitee may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the other party in respect of such claim relating thereto, the Party Indemnitee shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the other party (including without limitation reasonable attorneys' fees and disbursements and other amounts paid as the result of such claim); provided, however, that if the Party Indemnitee does so take over and assume control, the Party Indemnitee shall not settle such claim without the prior written consent of every other party, such consent not to be unreasonably withheld. In the event that every other party does not accept and continue the defense of any matter as provided above, the Party Indemnitee shall have the full right to defend against any such claim and shall be entitled to settle or agree to pay in full such claim.

8.       TERMINATION

8.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Restructuring Agreement may be terminated at any time before the Closing Date: (a) by mutual consent of the parties hereto,
(b) by either the Company or the Wexford Parties if the other party or parties shall have breached this Restructuring Agreement in any material respect and such breach continues for a period of ten (10) days after the receipt of a written notice of the breach from the non-breaching party, (c) by the Company if, at June 30, 1998, any of the conditions set forth in
Section 5 shall not have been met, unless the Company's breach of this Restructuring Agreement is the reason for the failure of such conditions to be satisfied, or (d) by the Wexford Parties if, at June 30, 1998, any of the conditions set forth in Section 5 shall not have been met, unless the Wexford Parties' breach of this Restructuring Agreement is the reason for the failure of such conditions to be satisfied.

8.2. Effect of Termination. In the event of termination pursuant to Section
8.1 this Restructuring Agreement shall become null and void and have no effect, with no liability on the part of the parties, or their directors, officers, agents or stockholders, with respect to this Restructuring Agreement, except for the liability for breach of this Restructuring Agreement, with respect to which, claims may be made pursuant to Sections
7.1 and 7.2 hereinabove.

9.       MISCELLANEOUS

9.1. Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Restructuring Agreement made herein or in any certificate or other instrument delivered by one of the parties to this Restructuring Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date), shall be considered to have been relied upon by the other party to this Restructuring Agreement, as the case may be, and shall survive the Closing Date and the consummation of the transactions contemplated by this Restructuring Agreement.

9.2. Successors and Assigns. Except as otherwise provided in this Restructuring Agreement, no party hereto shall assign this Restructuring Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that a Wexford Party may assign its rights hereunder, whether before or after the Closing Date, to one or more of its affiliates and to any party providing financing in connection with the transactions contemplated hereby; provided further, that no such assignment shall reduce or otherwise vitiate any of the obligations of the Wexford Parties hereunder. This Restructuring Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

9.3. Governing Law; Jurisdiction. This Restructuring Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Restructuring Agreement, and consent to the jurisdiction of, the courts of the Southern District of New York.

9.4. Broker's and Finder's Fees. Other than the Stand-by Commitment Fee and the Wexford Fee to be paid hereunder, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Restructuring Agreement and insofar as it knows, no other broker or other person is entitled to any commission or finder's fee in connection with any of the transactions contemplated hereby.

9.5. Severability. In the event that any part of this Restructuring Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Restructuring Agreement shall remain in full force and effect.

9.6. Notices. All notices, requests, demands and other communications under this Restructuring Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, (iii) on the day after delivery to an overnight courier service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

                  If to C. Stephen Beal of the Company:


                           Wahlco Environmental Systems, Inc.
                           3600 West Segerstrom Avenue
                           Santa Ana, CA  92704

                           Attn.:  C. Stephen Beal, President and Chief
                           Executive Officer
                           Telephone:  (714) 979-7300

                           Telecopier:  (714) 979-0114

                  With a copy to:

                           Roger M. Barzun, Esq.
                           60 Hubbard Street
                           Concord, MA  01742
                           Telephone:  (978) 287-4275
                           Telecopier:  (978) 287-4276

                  If to the Wexford Parties:

                           Wexford Management LLC
                           411 West Putnam Avenue
                           Greenwich, Connecticut  06830
                           Attention:  Mark L. Plaumann
                           Telephone:       (203) 862-7000
                           Telecopier:      (203) 862-7490

                  If to Huta:

                           Henry N. Huta
                           50 Princess Pine Court
                           East Greenwich, RI  02818
                           Telephone:  (401) 727-1300
                           Telecopier:  (401) 727-8459

                  If to any of Maarten Hemsley, Deborah Louise Hemsley-Schultz and Rebecca Hemsley, to:

                           Maarten Hemsley
                           Bryanston Management, Ltd.
                           82 Powder Point Road
                           Duxbury, Massachusetts  02332
                           Telephone:       (781) 934-2219
                           Telecopier:      (781) 934-0843

                  With a copy to:

                           Berlack, Israels & Liberman LLP
                           120 West 45th Street
                           New York, New York  10036
                           Attention:  Stephen B. Selbst, Esq.
                           Telephone:       (212) 704-0100
                           Telecopier:      (212) 704-0196


         Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

9.7. Amendments; Waivers. This Restructuring Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Restructuring Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Restructuring Agreement.

9.8. Entire Agreement. This Restructuring Agreement and the other
Transaction Documents contain the entire understanding between the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.

9.9. Section and Paragraph Headings. The section and paragraph headings in this Restructuring Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Restructuring Agreement.

9.10. No Third Party Beneficiaries. This Restructuring Agreement does not create and shall not be construed as creating any rights enforceable by any Person who or which is not a party to this Restructuring Agreement.

9.11. Gender; Number. As used in this Restructuring Agreement, the masculine shall include the feminine and the neuter, the singular shall include the plural and the plural shall include the singular as the context may require.

9.12. Counterparts. This Restructuring Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Restructuring Agreement has been duly executed and delivered as of the date first above written.

                                  WAHLCO ENVIRONMENTAL
                                  SYSTEMS, INC.

                                  By:_____________________________
                                       Name:
                                       Title:


                                  WES ACQUISITION CORP.

                                  By:_____________________________
                                       Name:
                                       Title:

                                  WEXFORD SPECIAL SITUATIONS

                                  1996, L.P.

                                  By:_____________________________
                                        Its General Partner

                                  WEXFORD SPECIAL SITUATIONS

                                  1996 LIMITED

                                  By:_____________________________

                                  WEXFORD-EURIS SPECIAL
                                  SITUATIONS 1996, L.P.

                                  By:_____________________________
                                       Its General Partner

                                  WEXFORD MANAGEMENT LLC,
                                  individually and as Agent

                                  By:_____________________________
                                       Name:
                                       Title:

                                  WEXFORD CAPITAL
                                  PARTNERS II, L.P.
                                  By: Wexford Capital Partners, L.P.,

                                         It's General Partner
                                  By: Wexford Capital Corporation,

                                         Its General Partner

                                  By:_____________________________
                                       Name:
                                       Title:

                                  WEXFORD OVERSEAS
                                  PARTNERS I L.P.
                                  By: Wexford Capital Overseas, L.P.


                                         Its General Partner
                                  By: Wexford Capital Limited

                                         Its General Partner

                                  By:_____________________________
                                       Name:
                                       Title:

                                  -----------------------------
                                  C. Stephen Beal

                                  -----------------------------
                                  Henry N. Huta

                                  ----------------------------
                                  Maarten D. Hemsley

                                  ----------------------------
                                  Rebecca Hemsley

                                  ----------------------------
                                  Deborah Louise Hemsley-Schultz



                              WES ACQUISITION CORP.
                               PLAN OF LIQUIDATION
                               -------------------

                  1. Restructuring Agreement. This plan of liquidation (the "Liquidation Plan") of WES Acquisition Corp., a Delaware corporation ("WESAC"), is being adopted pursuant to Section 2.5 of that certain Restructuring Agreement dated as of January 30, 1998 (the "Restructuring Agreement"), by and among the Company, WESAC, Wexford Management, as Agent, Capital Partners, Overseas Partners, the Wexford 1996 Funds and the Individual Parties. Capitalized terms used herein, if not separately defined, shall have the meanings assigned to such terms in the Restructuring Agreement.

                  2. Approval and Ratification. This Liquidation Plan shall be deemed adopted by the WESAC Lenders and the stockholders of WESAC upon the execution and delivery of the Restructuring Agreement by (a) stockholders of WESAC (the "WESAC Stockholders") holding at least two thirds of the issued and outstanding shares of common stock of WESAC, and (b) WESAC Lenders holding two-thirds in amount and at least 50% in number of the outstanding claims against WESAC.

                  3. Plan of Liquidation. WESAC will cease the active conduct of its business and wind up its affairs and, within the meaning of Section 332 of the Internal Revenue Code of 1986, as amended, will liquidate and distribute all of its assets, if any, in complete liquidation, less any assets retained to meet claims. The liquidation of WESAC will occur promptly, but in any event within one calendar month following the Closing Date.

                  4. Assets and Liabilities. On the Closing Date, after consummation of the Rights Offering, the Reverse Stock Split and the WESAC Debt Conversion, the assets of WESAC will consist principally of shares of Company Common Stock. The liabilities of WESAC will consist of the amounts owed to the WESAC Lenders listed on Schedule I attached hereto, which carry the contractual rights of seniority listed thereon, and miscellaneous tax liabilities.

                  5. Distribution of Assets.

                           5.1. WESAC Lenders. Promptly following the Closing
under the Restructuring Agreement, WESAC shall distribute to the WESAC Lenders, in order of contractual seniority in accordance with Schedule I attached hereto, all of the shares of Company Common Stock owned by WESAC on the Closing Date. For purposes of such distribution, shares of Company Common Stock shall be valued at $1.00 per share. To the extent that any class of WESAC Lenders are not paid in full, payments by WESAC shall be applied first to principal and then to interest.

                           5.2. WESAC Stockholders. If, as of the Closing Date,
the liabilities of WESAC exceed its liabilities, the WESAC Stockholders agree that they shall receive no distribution in respect of their common stock of WESAC, and that on the Closing Date, such stock shall be canceled.

                  6. Cancellation of Stock Certificates and Notes. The

distributions in complete liquidation provided for in Section 5 hereof shall be in exchange and solely for the complete satisfaction of the rights of the WESAC Lenders and the WESAC Stockholders. On the Closing Date, each WESAC Creditor and each WESAC Stockholder shall surrender any notes or evidences of indebtedness (in the case of the WESAC Lenders) or stock certificates (in the case of the WESAC Stockholders) representing common stock of WESAC.

                  7. Effective Date; Cessation of Business. The effective date of this Liquidation Plan shall be the Closing Date under the Restructuring Agreement. WESAC shall cease doing business immediately upon such Closing Date, except to the extent required to wind up its affairs. As soon thereafter as practicable, but within one calendar month following the Closing Date, WESAC shall make one or more substantial distributions of its assets and liabilities, so that all of such assets and liabilities are distributed to or for the account of the WESAC Lenders and the WESAC Stockholders, as the case may be, within such calendar month. Notwithstanding the foregoing, if the Closing Date under the Restructuring Agreement does not occur on or before June 30, 1998, this Liquidation Plan shall be deemed rescinded nunc pro tunc without necessity of any act or deed on the part of WESAC or any officer, director or WESAC Stockholder.

                  8. Dissolution. The officers and directors of WESAC shall proceed with the voluntary dissolution of WESAC under the laws of the State of Delaware at such time as they may deem appropriate, and may withdraw WESAC from qualification in any other state where it may have qualified to do business as a foreign corporation.

                  9. Authorization to Execute and File Documents. The officers and directors of WESAC are authorized, empowered, and directed to execute and file all documents which they deem necessary or advisable to carry out the purposes and intentions of this Liquidation Plan, including a certificate of dissolution under the laws of the State of Delaware, and information returns on the appropriate Treasury Department forms, together with income tax returns and the information required by applicable income tax regulations.

                  10. Further Assurances; Indemnity. The officers and directors of WESAC are authorized, directed and empowered to do any and all other things in its name and behalf which they may deem necessary or advisable in order to carry out the purposes and intentions of this Plan. Such officers and directors shall be held harmless by WESAC for any action under this Liquidation Plan taken in good faith.

         IN WITNESS WHEREOF, WESAC has caused this Liquidation Plan to be adopted as of this 30th day of January 1998.

                                                    WES Acquisition Corp.

                                                    By:
                                                       -------------------------

                                   SCHEDULE I

1. Definitions. As used herein, the following definitions shall apply:

         "Administrative Reserve" means an amount of cash sufficient to pay all reasonably estimated expenses of the WESAC Liquidation.

         "Class I Claims" means (i) loans from the Wexford 1995 Funds to WESAC in the aggregate principal amount of $2,000,000, the proceeds of which were pledged by the Company to secure the Company's borrowings under the SVB Facility, plus interest on the loans to the Wexford 1995 Funds at the rate of fifteen (15%) percent per annum from the date of such loans to the Closing Date, and (ii) the principal amount of $150,000 evidenced by a note dated May 13, 1996, together with interest at the rate provided therein through the Closing Date. The Class I Claims are held 70% by Wexford Capital Partners II, L.P. and 30% by Wexford Overseas Partners I, L.P.

         "Class II Claims" means (i) the principal amount of $1,500,000 funded by the Wexford 1996 Funds to enable WESAC to loan funds to the Company pursuant to the 1996 Line of Credit, together with interest from the date of each such advance at the rate provided therein to the Closing Date, (ii) $32,000 as a commitment fee for providing the 1996 Line of Credit and (iii) $2,080 to be reimbursed for expenses advanced on behalf of WESAC. As of April 15, 1998, the Class II Claims will be as follows:

         Wexford Special Situations 1996, L.P.                $1,252,528.19
         Wexford Special Situations Institutional, L.P.       $  232,684.58
         Wexford Special Situations 1996 Limited              $   63,459.63
         Wexford-Euris-Special Situations 1996, L.P.          $  323,287.43

         "Class III Claims" means (i) the aggregate principal amount of $4,900,000, together with interest from the date of such advances at rate of thirteen percent (13%) per annum, together with interest through the Closing Date, (ii) the aggregate principal amount of $2,000,000, together with interest at the rate of thirteen percent (13%) through the Closing Date. As of April 15, 1998, the Class III Claims will be as follows:

                  C. Stephen Beal                             $  240,121.94
                  Maarten Hemsley                             $   58,617.55
                  Henry Huta                                  $  240,121.94
                  Wexford Capital Partners II, L.P.           $6,344,136.19
                  Wexford Overseas Partners I, L.P.           $2,719,871.09

         "1996 Line of Credit" means that certain Agreement dated August 28, 1996 between WESAC and the Company.

2. Payments. The payments to be made by or on behalf of WESAC to the WESAC Lenders and the WESAC Lenders shall be distributed in the following order of priority:


         2.1 Administrative Reserve. On the Closing Date, the Administrative Reserve shall be funded.

         2.2 Class I Claims. In respect of the Class I Claims, the Wexford 1995 Funds shall be paid an amount of cash equal to the amount of cash repaid to WESAC by SVB in connection with the Silicon Valley Bank Repayment, less the amount of cash deposited into the Administrative Reserve (the "Cash Payment"). To the extent that the Cash Payment is insufficient to repay the Class I Claims in full, the holders of Class I Claims shall receive a number of shares of Company Common Stock, valued at $1.00 per share, equal to the difference between the amount of Class I Claims on the Closing Date and the Cash Payment. Any payments in respect of Class I Claims shall be applied first to principal amounts due and then to accrued but unpaid interest.

         2.3 Class II Claims. After the holders of Class I Claims have been paid in full, the holders of Class II Claims shall receive a number of shares of Company Common Stock, valued as $1.00 per share, equal to the amount of the Class II Claims on the Closing Date. Any payment in respect of Claim II Claims shall be applied first to principal amounts due and then to accrued but unpaid interest.

         2.4 Class III Claims. After the holders of Class II Claims have been paid in full, the holders of Class III Claims shall receive all remaining shares of Company Common Stock owned by WESAC, valued as $1.00 per share, pro rata in accordance with their interests. Any payments in respect of Class III Claims shall be applied first to principal amounts due and then accrued but unpaid interest.

         2.5 WESAC Stockholders. The WESAC Stockholders agree that on the Closing Date, their shares of common stock of WESAC shall be canceled, and such WESAC Stockholders shall receive no consideration in exchange therefor.

                                      -2-